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                                                                   Exhibit 16.1


                        [LETTERHEAD OF GRANT THORNTON]



November 13, 1996


Securities and Exchange Commission
Washington, D.C. 20549


Dear Sir or Madam:


We have read the disclosures in "Change in Accountants" included in the Registration Statement of Swisher International Group Inc. (the "Company") on Form S-1 filed with the Securities and Exchange Commission on October 28, 1996, and agree with the statements contained therein. We did not audit the financial statements as included in the Registration Statement and are not to be associated with them.


Very truly yours,

/s/ GRANT THORNTON LLP
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